SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 20, 2009

Webster Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 465-4364

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 20, 2009, the Compensation Committee (“Committee”) of the Board of Directors of Webster Financial Corporation (“Webster” or “the Company”) and the Board of Directors (“Board”) approved modifications of the compensation plans of Webster’s Named Executive Officers (“NEOs”). As a result of these changes, Webster has lowered the total target compensation opportunity in 2009 for each of the NEOs between 19% and 32% as compared to 2008.

The compensation modifications approved for 2009 increase base salary, eliminate the annual cash incentive opportunity for each of the NEOs and make the amount of long-term incentive (“LTIP”) awarded under the Company’s Stock Option Plan variable based on the Committee’s assessment of the performance of the Company and the NEOs. The LTIP compensation will be paid in the form of restricted stock, which will vest upon the later of three years or the repayment of the Treasury’s Capital Purchase Program (“CPP”) investment.

In addition, the Board approved an executive stock purchase plan under which the full amount of base salary increase will be paid in shares of Webster common stock issued each pay period at market prices pursuant to each NEO’s election. Shares acquired under the executive stock purchase plan will not be transferrable until the Company repays the Treasury’s CPP investment in Webster, except on account of financial hardship, and are subject to the Company’s executive stock ownership guidelines.

As a result of these modifications, the 2009 compensation program reflects an increase in stock-based compensation as a portion of total compensation.

Webster’s executive compensation programs have long been guided by principles requiring that total compensation be highly dependent on the Company’s performance and the long-term interests of shareholders. The actions announced today further align executive compensation with long-term shareholder interests while deemphasizing the importance of short-term results as a driver of incentive compensation. Given the increased certainty associated with a higher portion of fixed compensation, the Committee determined that each NEO’s base salary for 2009 should be less than the 2008 targeted annual cash compensation and that total compensation should also be less than the 2008 target.

The Committee took these actions after considering recent U.S. Treasury guidance for banks participating in the CPP and the continuing evolution in Webster’s compensation philosophy consistent with industry best practices. In particular, the Committee considered and assessed the interrelationships between incentive compensation and risk-taking at the senior management level. The Committee believes that the compensation plans of Webster’s NEOs meet the standards set forth in the U.S. Treasury guidance, including limits on compensation that exclude incentives to take unnecessary and excessive risks that threaten the value of the Company. Additionally, the Committee has determined to increase its monitoring of the Company’s and each NEO’s performance with respect to the incentive plans during the year to ensure that appropriate risk levels are maintained.

As part of today’s actions, Mr. Smith’s 2009 annual salary will be $1,335,800, compared to $879,800 in 2008, with all of the increase paid in stock, which generally will not be transferrable until the Company repays the Treasury’s CPP investment in Webster. Mr. Smith’s LTIP compensation, which will be determined later in the year and will be variable based on the Company’s and his performance, will not exceed $922,233, compared with his total LTIP payment in 2008 of $1,539,650, a 40% reduction. The total of Mr. Smith’s 2009 salary and LTIP will not exceed $2,258,033, which is $161,417 below 2008 actual and $1,041,217, or 32% below 2008 target. Mr. Smith did not receive an annual incentive bonus for 2007 or 2008, and in both of those years he forfeited 100% of his restricted stock awards granted three years prior due to failure of Webster to meet three-year performance targets. Mr. Smith did not receive a base pay increase in 2008 or earlier in 2009.

The Committee also modified compensation for the NEOs other than Mr. Smith. Annual salaries for 2009 for Gerald P. Plush, Senior Executive Vice President and Chief Financial Officer / Chief Risk Officer, Joseph J. Savage, Executive Vice President, Commercial Banking and Jeffrey N. Brown, Executive Vice President and Chief Administrative Officer were set at $651,000, $406,000 and $401,000, respectively. As with Mr. Smith, the entire amount of the increase over 2008 base salary for each of these NEOs will be paid in stock, which generally will not be transferrable until the Company repays the U.S. Treasury Department’s CPP investment in Webster. The variable LTIP payment to the above-named executives will not exceed $394,793, $237,958 and $232,132. The NEOs did not receive an annual incentive bonus for 2008 or a base pay increase earlier in 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION

Date: August 26, 2009

By: /s/ Jeffrey N. Brown

        Name: Jeffrey N. Brown

        Title: Executive Vice President and

                  Chief Administrative Officer

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